Exhibit 2.01

SALE AND PURCHASE AGREEMENT

THIS SALE AND PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of July, 2005 (the “Effective Date”), by and among SUPPORT TERMINALS OPERATING PARTNERSHIP, L.P. (“STOP”), KANEB PIPE LINE OPERATING PARTNERSHIP, L.P. (“KPOP”), SHORE TERMINALS LLC (“Shore”), and PACIFIC ENERGY GROUP LLC, a Delaware limited liability company (“Purchaser”).  STOP, KPOP and Shore are sometimes collectively referred to herein as “Sellers”.

PRELIMINARY STATEMENT

STOP owns two terminals located in Philadelphia, PA and one terminal located in Paulsboro, NJ.

KPOP owns a system of pipelines and terminals commonly referred to as the Kaneb West System.

Shore owns a terminal located in Martinez, CA and a terminal located in Richmond, CA.

Sellers are willing to sell, and Purchaser is willing to purchase, the Assets (defined below) in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the matters set forth in the Preliminary Statement, the mutual promises and covenants herein set forth, and subject to the terms and conditions hereof, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms shall have the meanings set forth below for all purposes of this Agreement:

“Affiliate” means, with respect to a party, any individual or legal business entity that, directly or indirectly, controls, is controlled by, or is under common control with, such party.  The term “control” (including the term “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies.

“Agreement” means this Sale and Purchase Agreement.

“Assets” has the meaning specified in Section 2.1.

“Assignment of Permits and Contracts” has the meaning specified in Section 6.2.5.

“Assignments of Easements and Licenses” has the meaning specified in Section 6.2.3.

“Assignments of Leases” has the meaning specified in Section 6.2.2.

“Assumed Liabilities” has the meaning specified in Section 4.2.

“Bill of Sale” has the meaning specified in Section 6.2.4.

“CAG” means the Office of the Attorney General of the State of California.

“CAG Hold Separate Order” has the meaning specified in Section 14.1.

“California Consent Decree” means the Consent Decree and Final Judgment filed on June 15, 2005 in The State of California v. Valero L.P., Valero Energy Corporation, Kaneb Pipe Line Partners, L.P., and Kaneb Services LLC, Civil Action No. C-05-2419 (U.S. Dist. Ct., N.D. Cal.).

“Casualty” has the meaning specified in Section 14.3.1.

“CBA” has the meaning specified in Section 16.4.

“Closing” has the meaning specified in Section 6.1.

“Closing Date” has the meaning specified in Section 6.1.

“Contracts” has the meaning specified in Section 2.1.4.

“CPUC” has the meaning specified in Section 7.1.9.

“Deeds” has the meaning specified in Section 6.2.1.

“Earnest Money L/C” has the meaning specified in Section 3.2.

“Effective Date” has the meaning specified in the introductory paragraph of this Agreement.

“Environmental Claims” means any known, unknown, contingent or non-contingent loss, liability, claim (including tort claims, claims for personal injury, claims for property damage, natural resource damage claims, claims for injunctive relief, and claims for remediation activities), action, proceeding (including any notice of non-compliance with or violation of Environmental Law), obligation (including any obligation to perform remediation activities required under Environmental Law in connection with any release of Hazardous Materials), suit, Order (including any compliance order, consent order, cleanup and abatement order and cease-and-desist order), lien, fine, penalty, damages, expense, cost and fees (including reasonable attorney and consultant fees and costs for investigation and defense) arising out of or related to a violation of Environmental Law or a release of Hazardous Materials into the environment.

“Environmental Laws” shall mean all applicable federal, state, and local Laws, common law, standards, prohibitions, restrictions, directives, interpretations, Orders, guidelines, permits, licenses, approvals and entitlements that relate to safety, the protection of human health and/or the environment or create rights or obligations in connection with the presence or release of Hazardous Materials.

“Excluded Property” has the meaning specified in Section 2.2.

“Expenses” has the meaning specified in Section 6.4.1.

“FTC” means the United States Federal Trade Commission.

“FTC Hold Separate Order” has the meaning specified in Section 14.1.

“FTC Order” means the FTC’s proposed Decision and Order dated June 14, 2005, in the matter of Valero L.P., Valero Energy Corporation, Kaneb Services LLC, and Kaneb Pipe Line Partners, L.P., Docket No. C-4141.

“Governmental Authority” means any federal, state or local governmental authority, agency, board, commission, judicial body or other body having jurisdiction over the matter.

“Hazardous Materials” means any substance which is listed, regulated or defined as a hazardous substance, hazardous material, toxic substance, hazardous waste, hazardous chemical, hazardous air pollutant, contaminant or pollutant under any Environmental Laws.

“Improvements” has the meaning specified in Section 2.1.2.

“Hold Separate Orders” has the meaning specified in Section 14.1.

“Income Taxes” means any individual, partnership or corporate income or franchise tax based on net income.

“Indemnitee(s)” has the meaning specified in Section 12.1.

“Indemnitor(s)” has the meaning specified in Section 12.1.

“Intellectual Property” means all patents, patent rights, trademarks, service marks, trade names, and copyrights, and all applications for the foregoing, and all trade secrets, know-how, inventions, research records, confidential information, product designs, engineering specifications and drawings, technical information and other intellectual property rights.

“Interim Period” has the meaning specified in Section 14.2.

“Interim Policies” has the meaning specified in Section 14.2.

“Laws” means all laws, rules, regulations, statutes, ordinances, codes, plans, Orders, decrees, rulings and charges of any Governmental Authority, including Environmental Laws.

“Loss” means any loss, liability, claim, action, proceeding, obligation, suit, judgment, decree, lien, fine, penalty, Tax, damages (excluding special, consequential, indirect or loss of profit damages, except as noted herein), expense, cost and fee.  “Loss” shall include Environmental Claims and, in each instance, shall include all reasonable costs of investigating and defending any claim.

“Obligated Party” has the meaning specified in Section 6.4.5.

“Order” means any judgment, order, writ, injunction or decree of any Governmental Authority having jurisdiction over the matter.

“Outside Closing Date” has the meaning specified in Section 6.1.

“Permits” means the permits, licenses, registrations, and certificates from any Governmental Authority required to own or operate, and relating exclusively to the operation or ownership of the Assets.

“Permitted Encumbrances” has the meaning specified in Section 11.1.

“Personal Property” has the meaning specified in Section 2.1.3.

“Purchase Price” has the meaning specified in Section 3.1.

“Purchaser” has the meaning specified in the introductory paragraph.

“Purchaser Default” has the meaning specified in Section 19.3.

“Real Property” means all real property interests (including leasehold, easement and right of way interests) included in the Assets.

“RP Agreements” means the leases, easements, licenses and rights of way included within the definition of “Real Property”.

“Receiving Party” has the meaning specified in Section 6.4.5.

“Retained Liabilities” has the meaning specified in Section 4.1.

“Sellers” has the meaning specified in the introductory paragraph.

“Sellers’ Knowledge” means the actual knowledge of any of the persons listed on Schedule 1-S as of the date a particular representation or warranty is made without any review of files or other due diligence on the part of such persons.

“Sharing Party” has the meaning specified in Section 6.4.5.

“Taxes” means any and all federal, state, local and foreign taxes, charges, fees, levies, imposts, assessments, withholdings, impositions, or other similar governmental charges and any interest, liens, additions to tax or penalties thereon; provided, however that “Taxes” shall not include any of the foregoing items which were imposed due to Environmental Claims or violation of Environmental Laws.

“Taking” has the meaning specified in Section 14.3.1.

“Third Party” means any person, group or entity (including any corporation, partnership or other business entity) other than an Indemnitee.

“Title Company” has the meaning specified in Section 11.2.

“Title Commitment” has the meaning specified in Section 11.2.

“Title Objections” has the meaning specified in Section 11.3.1.

“Title Objections Notice” has the meaning specified in Section 11.3.1.

“Transfer Taxes” has the meaning specified in Section 6.4.3.

“Transferred Employee” has the meaning specified in Section 16.1.

“Transferred Intellectual Property” has the meaning specified in Section 2.1.6.

“Union” has the meaning specified in Section 16.4.

“WPSC” has the meaning specified in Section 7.1.9.

ARTICLE II

SALE AND PURCHASE OF ASSETS

2.1                               Sale of Assets. On the terms and subject to the conditions of this Agreement and for the consideration stated herein, at the Closing, Purchaser shall purchase and receive from Sellers, and Sellers shall sell and deliver to Purchaser, all of Sellers’ right, title and interest in and to the following properties and assets (collectively, the “Assets”):

2.1.1                        The Real Property, as more particularly described in Attachment I hereto;

2.1.2                        The improvements located on the Real Property, including buildings, facilities, fixtures, aboveground and underground storage tanks, aboveground and underground piping and related on-site facilities and appurtenances (the “Improvements”);

2.1.3                        All supplies, machinery, equipment, rolling stock, computers, spare parts, tools, drawings, plats, equipment manuals, operating records and data, books and records, cost and pricing information, training materials and records, maintenance and inspection reports and furniture and other personal property used exclusively in the operation of the Assets as currently operated by Sellers (the “Personal Property”);

2.1.4                        Subject to Article XVII, all of Sellers’ rights and obligations under all contracts used exclusively in the operation of the Assets (but excluding the RP Agreements) (the “Contracts”);

2.1.5                        Subject to Article XVII, the Permits; and

2.1.6                        The Intellectual Property listed on Attachment III (the “Transferred Intellectual Property”).

2.2                               Excluded Property.  Notwithstanding anything else in this Agreement, the Assets exclude the following (collectively, the “Excluded Property”):

2.2.1                        Intra-company accounts and contracts of Sellers including, without limitation, any accounts and contracts between any Seller and any of its Affiliates, other than the contracts set forth on Schedule 2.2.1;

2.2.2                        Cash or bank accounts of Sellers;

2.2.3                        Accounts receivable, notes receivable, employee receivables and other receivables;

2.2.4                        Proprietary trade names, trademarks, service marks, logos, trade dress, insignia, and imprints of Sellers and all signs whose purpose is to display any of the foregoing and all forms and documents which incorporate any of the foregoing;

2.2.5                        All Intellectual Property other than the Transferred Intellectual Property.

2.2.6                        All rights to any of Sellers’ claims (whether or not filed) for any federal, state, local, or foreign Income Tax or Tax refunds or carrybacks.

2.2.7                        The following documents:  (A) all minute books, tax returns, partnership documents of Sellers or any of their Affiliates as well as other business records or related documents of Sellers or any of their Affiliates that are not related to the Assets; and (B) all records that are (i) covered by the attorney-client privilege or work product doctrine, except to the extent such documents relate to claims or litigation included in the Assumed Liabilities

(provided that such documents shall be subject to a joint defense agreement to be entered by Sellers and Purchaser before such documents are provided), (ii) not readily severable from Sellers’ general records through diligent efforts, or (iii) required by applicable Law to be retained by Sellers or any of Sellers’ Affiliates in its care, custody, or control.

2.2.8                        All rights in connection with and assets of any employee benefit or similar plans.

2.2.9                        All insurance policies and rights thereunder, except as provided in Section 14.2.

2.2.10                  The capital stock of any Affiliate of any Seller.

2.2.11                  Any other properties or assets of Sellers not specifically described herein as being part of the “Assets.”

2.3                               As-Is Sale.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEEMENT, ALL ASSETS TO BE CONVEYED HEREUNDER WILL BE CONVEYED ON AN “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS” BASIS AT THE CLOSING, INCLUDING ANY ENVIROMENTAL CONDITIONS, AND SELLER MAKES NO, AND HEREBY DISCLAIMS ALL, REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE PHYSICAL CONDITION, UTILITY OR OPERATABILIY OF ANY OF THE ASSETS, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR PARTICULAR OR ORDINARY USES OR PURPOSES.

PURCHASER HAS INSPECTED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO INSPECT), THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING, BUT NOT LIMITED TO, CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS MATERIALS IN, ON, OR UNDER THE ASSETS.  PURCHASER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE ASSETS. WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO, AND HEREBY DISCLAIMS ANY, WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO PURCHASER IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION, AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO PURCHASER ARE PROVIDED TO PURCHASER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT PURCHASER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

2.4                               Use of Names.  By no later than ninety (90) days after Closing, Purchaser shall remove or cause to have removed the names and marks used by Sellers and Sellers’ Affiliates (including replacement of Sellers’ and their Affiliates name and number on any applicable pipeline markers) and all variations and derivations thereof and logos relating thereto from the Assets.  After expiration of such time period specified above, Purchaser shall not make any use whatsoever of those names, marks, and logos.  If Purchaser has not completed such removal within ninety (90) days after Closing, Sellers shall have the right, but not the obligation, to take such steps as are required to complete such name change and removal or cause such name change and removal to be completed and Purchaser shall promptly reimburse Sellers for any costs or expenses incurred by Sellers in connection therewith.

2.5                               Accounts Receivable; Revenue; Expenses.  From and after the Closing, Purchaser will use its commercially reasonable efforts to assist Sellers and their authorized representatives in collecting the amounts due with respect to the accounts receivable of Sellers from use of the Assets prior to the Closing, which efforts shall include, without limitation, commercially reasonable assistance in billing for such accounts receivable and reasonable access to customer files and records with respect to such accounts receivable.  Purchaser agrees that it will pay to Sellers within thirty (30) days of receipt by Purchaser (i) any amounts received by Purchaser with respect to such accounts receivable, and (ii) any revenues attributable to the Assets prior to the month of Closing to the extent same are paid to Purchaser.  Sellers agree that they will promptly pay to Purchaser within thirty (30) days of receipt by Sellers any amounts received by Seller with respect to the operation of the Assets after the Closing Date, including, without limitation, revenues and accounts receivable.

2.6                               FTC Order.  The Assets described herein are consistent with the terms “Philadelphia Area Terminals”, “San Francisco Bay Terminals” and “West Pipeline System” in the FTC Order, it being understood that nothing in this Section 2.6 is intended to enlarge or contract the Assets to be conveyed pursuant to this Agreement.

ARTICLE III

PURCHASE PRICE

3.1                               Consideration.  The cash price to be paid by Purchaser for the transfer, sale and assignment by Sellers of the Assets is Four Hundred Fifty Five Million Dollars ($455,000,000) (subject to adjustments as expressly provided for in this Agreement) (the “Purchase Price”).  On the Closing Date, Purchaser shall pay the Purchase Price to Sellers by wire transfer of immediately available funds to the account designated by Sellers. If the capital projects described on Schedule 3.1 are not completed before the Closing, then the Purchase Price shall be reduced by the budgeted amount remaining to be paid to complete such capital projects.

3.2                               Earnest Money L/C.  Within one business day after the Effective Date, Purchaser shall deliver to Sellers an irrevocable stand-by letter of credit drawn on a bank acceptable to Sellers and in form and substance satisfactory to Sellers, in the amount of Five Percent (5%) of the Purchase Price (the “Earnest Money L/C”) as consideration for Seller’s entry into this Agreement.  The Earnest Money L/C shall provide that it may be drawn upon by

Sellers upon Sellers’ certification to the issuing bank of a Purchaser Default under this Agreement.  In the event the Closing occurs, Sellers shall return the Earnest Money L/C to Purchaser as a condition to payment of the Purchase Price.  In the event the Closing does not occur by the Outside Closing Date and the failure to close is not the result of a Purchaser Default hereunder, then Sellers shall return the Earnest Money L/C to Purchaser on the third business day following the Outside Closing Date.  If the Closing does not occur by the Outside Closing Date and the failure to close is the result of Purchaser Default hereunder, then Sellers shall be entitled to draw the full amount of the Earnest Money L/C in accordance with Section 19.3.

3.3                               Allocation of Purchase Price.  Sellers and Purchaser agree that subsequent to the execution of this Agreement they will discuss the proper allocation for purposes of IRS Form 8594 of amounts paid in connection with the transactions contemplated hereunder.   If the parties are able to reach an agreement, it shall be attached hereto as Attachment IV, and the parties shall file IRS Forms 8594 consistently with the terms of such Attachment IV.  If the parties are not able to reach an agreement, each party shall make such filings as are required of it under applicable tax laws applying the requirements of Section 1060 of the Code in its own discretion.  The parties agree that they shall promptly advise each other regarding the existence of any tax audit, controversy or litigation related to such allocation, and, upon request from the other party, shall from time to time provide further information concerning the tax positions being asserted by the Internal Revenue Service and, if any settlement of the issue is reached, the amount(s) so determined.

ARTICLE IV

RETAINED LIABILITIES; ASSUMED LIABILITIES; PURCHASER’S RELEASE

4.1                               Sellers’ Retained Liabilities.  Sellers shall retain only the following liabilities (the “Retained Liabilities”):

4.1.1                        except for certain multiemployer plan withdrawal liability expressly assumed by Purchaser as provided in Section 4.2 below, all liabilities and obligations for: (i) salary, wages and benefits for any current or former employees of Sellers and their Affiliates pertaining to their employment by Sellers at or in connection with the Assets (including liabilities to the Pension Benefit Guaranty Corporation or to any plan, including a multiemployer plan, under Title IV of the Employee Retirement Income Security Act of 1974, as amended arising, in whole or in part, out of events or conduct that occurred on or prior to the Closing, including but not limited to any liability that is triggered by the closing of the transactions contemplated by this Agreement), and (ii) any violations of law by Sellers relating to the hiring, employment or termination of employment of any current or former employees of Sellers pertaining to their employment by Sellers at the Assets;

4.1.2                        all costs for property furnished or services rendered to or for the benefit of the Assets on or before the Closing Date, and all indebtedness for borrowed money and related liens;

4.1.3                        any (1) liability of Sellers and their Affiliates for Income Taxes and (2) liability of Sellers for Taxes arising during, or relating to, any period (or portion thereof) ended on or before the Closing Date; provided, however, that Purchaser shall assume those Taxes set forth in Sections 6.4.2 and 6.4.3; and

4.1.4                        all liabilities and obligations arising out of any of the Excluded Property.

4.2                               Purchaser’s Assumed Obligations.  Except for the Retained Liabilities, Purchaser shall assume, and pay, perform and discharge when due, all liabilities and obligations relating to the Assets, whether arising before or after the Closing, whether known or unknown, including all Environmental Claims relating to the pre- and post-Closing ownership or operation of the Assets, and including any withdrawal liability under any multiemployer plan which is triggered by an action or event after the Closing (the “Assumed Liabilities”).

4.3                               Purchaser’s Release.  Effective as of the Closing, Purchaser hereby unconditionally releases and discharges Sellers, Sellers’ Affiliates, and the partners, employees, officers and directors of Sellers and Sellers’ Affiliates, from all of the Assumed Liabilities, which include all environmental liabilities (including all Environmental Claims) relating to or arising out of the Assets, whether existing or asserted before or after the Closing Date,  whether based on past, present or future conditions or events, whether or not known to Purchaser on the Closing Date and wherever located.  This release includes, but is not limited to, any environmental liabilities under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the federal Clean Air Act, as amended, and other Environmental Laws, and environmental liabilities for injury, death, destruction, loss or damage to the person or property of Purchaser and its employees arising out (i) the environmental condition of the Assets, and (ii) the existence of Hazardous Materials at the Assets.

In connection with this release, Purchaser hereby expressly waives the benefits of any statute limiting the waiver of unknown claims, including Section 1542 of the California Civil Code which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known to him must have materially affected his settlement with the debtor.”

For the avoidance of doubt, nothing in Sections 4.2 or 4.3 are intended to deprive Purchaser of its rights against Sellers under Sections 6.4 or 12.1 (as limited by Section 12.3).

ARTICLE V

RELATED AGREEMENTS

At the Closing, Sellers and Purchaser shall enter into the following agreement:

5.1                                 Transition Services Agreement substantially in the form of Exhibit A.

ARTICLE VI

CLOSING

6.1                               Time and Place.          The closing of the transaction contemplated hereby (the “Closing”) shall be held at Seller’s offices in San Antonio, Texas, on or before the day which is the tenth business day to occur following the satisfaction or waiver of the conditions set forth in Article VII unless another time, place or date is agreed to in writing by the parties hereto (the day of the Closing being referred to herein as the “Closing Date”).  If the Closing does not occur by December 15, 2005 (the “Outside Closing Date”), a party that is not then in material default under this Agreement may, by written notice to the other party, terminate this Agreement without further obligation to the other party, and if Purchaser is not then in material default under this Agreement, Seller shall return the Earnest Money L/C to Purchaser within 3 business days after giving or receiving notice of termination pursuant to this Section 6.1.

6.2                               Sellers’ Deliveries.                                      At the Closing, Sellers shall do the following:

6.2.1                        deliver to the Title Company special warranty deeds for Seller’s right, title and interest to the fee-owned portions of the Real Property, subject to the Permitted Encumbrances, in the forms attached as Exhibit B (“Deeds”), executed and acknowledged by Sellers, which documents shall also be executed and acknowledged by Purchaser;

6.2.2                        deliver to the Title Company assignments of leases for the leased portions of the Real Property, in the forms attached as Exhibit C (“Assignments of Leases”), executed and acknowledged by Sellers, which documents shall also be executed and acknowledged by Purchaser;

6.2.3                        deliver to the Title Company assignments of easements and licenses for the easement and license portions of the Real Property, in the forms attached as Exhibit D (“Assignments of Easements and Licenses”), executed and acknowledged by Sellers, which documents shall also be executed and acknowledged by Purchaser;

6.2.4                        deliver to Purchaser a bill of sale for the Personal Property, in the form attached as Exhibit E (“Bill of Sale”), executed by Sellers, which document shall also be executed by Purchaser;

6.2.5                        deliver to Purchaser an assignment of Permits and Contracts, in the form attached as Exhibit F (“Assignment of Permits and Contracts”), executed by Sellers, which document shall also be executed by Purchaser;

6.2.6                        deliver to Purchaser possession of the Assets, subject to the Permitted Encumbrances;

6.2.7                        deliver to Purchaser counterparts executed by Sellers of those agreements required by the provisions of Article V;

6.2.8                        deliver to Purchaser certified copies of each Seller’s duly executed organizational documents or governing instruments, and certified copies of appropriate partnership or limited liability company action by Sellers authorizing the transactions contemplated by this Agreement and authorizing the person(s) executing the documents referenced in this Section 6.2 to enter into this Agreement and such other documents on behalf of Sellers;

6.2.9                        deliver to Purchaser a certificate that the representations and warranties made by Sellers in this Agreement are true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date;

6.2.10                  deliver to Purchaser a certificate of non-foreign status substantially in the form attached as Exhibit G and a California Form 597W, in the form attached as Exhibit H, executed by Sellers; and

6.2.11                  deliver to the Title Company such affidavits and certificates as the Title Company shall reasonably require; provided, however, that such affidavits and certificates do not require any increase in the liability of Sellers under this Agreement.

6.3                               Purchaser’s Deliveries.  At the Closing, Purchaser shall do the following:

6.3.1                        pay the Purchase Price to Sellers in accordance with Section 3.1, and reimburse Sellers for sales tax as provided in Section 6.4.2;

6.3.2                        deliver to Sellers counterparts executed by Purchaser of all those agreements required by the provisions of Article V;

6.3.3                        deliver to Sellers an assumption of all Assumed Liabilities in the form of Exhibit I;

6.3.4                        deliver to Sellers certified copies of appropriate partnership action by Purchaser authorizing the transactions contemplated by this Agreement and authorizing the person(s) executing the documents referenced in this Section 6.3 to enter into this Agreement and such other documents on behalf of Purchaser;

6.3.5                        deliver to Sellers a certificate that the representations and warranties made by Purchaser in this Agreement are true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date; and

6.3.6                        deliver to Sellers counterparts of the documents identified in Section 6.2, executed (and acknowledged where required) by Purchaser.

6.4                               Apportionment of Taxes and Utilities.

6.4.1                        The following items relating to the Assets: (i) general real estate ad valorem taxes for the then current fiscal year, (ii) personal property taxes, (iii) charges for utilities or municipal charges, and (iv) other prepaid expenses related to the Assets and their operations (collectively, “Expenses”), shall be prorated as of the Closing Date and shall be adjusted at the Closing.  Subject to such pro-ration, Sellers shall pay all Expenses assessed against the Assets for periods on or before the Closing Date; provided, however, that if any Expenses are payable in installments, Sellers shall be responsible for paying only those installments that relate to periods on or before the Closing Date.  Subject to such pro-ration, Purchaser shall pay all Expenses assessed against the Assets for all periods after the Closing Date.

6.4.2                        Sellers (i) shall collect from Purchaser at Closing sales tax reimbursement in such amount (which shall be in addition to the Purchase Price provided for herein) as is determined by applying the applicable sales tax rate to the taxable value of the personal property included within the Assets, and (ii) shall pay such sales tax reimbursement to the applicable Governmental Authority in accordance with applicable legal requirements.

6.4.3                        Purchaser shall pay and assume all liability for the sales tax, documentary transfer tax, real property filing fees, and any other similar Taxes (other than Income Taxes) (collectively, “Transfer Taxes”), whether imposed on Sellers or Purchaser, and whether paid with a return or imposed by a Governmental Authority upon audit, arising from the transfer of Assets contemplated by this Agreement.

6.4.4                        If any of the Expenses to be apportioned in Section 6.4.1 are not readily determinable as of the time of Closing, such apportionments shall, to the extent necessary, be based on the parties’ reasonable estimate thereof.  The parties shall cooperate with each other in making the calculations upon which any Expenses are to be allocated in favor of Sellers or Purchaser, as the case may be.  Such apportionments made on the basis of estimates shall be recalculated as soon as possible after the availability of required information, but in any event within one (1) year of the time of delivery of this Agreement, and any overpayments or underpayments due a party shall be adjusted by suitable payments from the applicable party.

6.4.5                        After the Closing Date, if either Purchaser or Sellers (as applicable, the “Receiving Party”) receives a bill for Expenses that covers periods both before and after the Closing Date, the Receiving Party shall pay such bill and invoice the other party (the “Sharing Party”) for the portion of the Expenses payable by such other party in accordance with the principles of proration set forth in Section 6.4.1, in which event the Sharing Party shall promptly reimburse the Receiving Party upon receipt of such invoice.  After the Closing Date, if a Receiving Party receives a bill for Expenses that covers only a period for which the Receiving Party is not responsible under the terms of this Agreement, then the Receiving Party shall forward the bill to the party who is responsible for such Expenses in accordance with the terms of this Agreement (the “Obligated Party”) for payment directly by the Obligated Party.  The Obligated Party shall pay such bill in timely fashion (except to the extent that it is being protested through proper procedures and the Obligated Party uses reasonable best efforts to cause the governmental authority or other person issuing such bill to correct the name on the account).

6.4.6                        Any refunds received in respect of Expenses apportioned pursuant to this Section shall be paid to the party to whom such Expenses are apportioned pursuant to this Section if received from the payor by another party.

6.4.7                        Sellers and Purchaser will provide each other with such cooperation and information as each may reasonably request of the other with regard to the preparation and filing of returns, or the conduct of an audit or other proceeding in respect of Taxes.

6.5                               Lease Payments.  At or prior to the Closing, Sellers shall pay or cause to be paid all rental payments for the period from June 1, 1998 through December 31, 2004, under that certain Contra Costa County Submerged Lands General Lease (Lease No. PRC 4769.1)(such payments being at the annual rate of Seventy Nine Thousand Three Hundred Seventy Dollars ($79,370) for a total of Five Hundred Twenty Two Thousand Two Hundred Fifty Five Dollars ($522,255) for the period), less the actual annual rental payments made during such period and the cash bond of Fifty Thousand Dollars ($50,000) being held by the State of California under the existing “hold-over” lease.

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING

Subject to the terms hereof, the obligations of Sellers and Purchaser at the Closing are subject to the satisfaction or waiver at or prior to the Closing of each of the respective conditions set forth below.

7.1                               Conditions to Purchaser’s Obligations.  The obligations of Purchaser at the Closing are subject to the following conditions:

7.1.1                  Sellers shall have performed (a) in all material respects those covenants required by this Agreement to be performed by it at or prior to the Closing that are not qualified by materiality, and (b) in all respects those covenants required by this Agreement that are qualified by materiality to be performed by it at or prior to the Closing;

7.1.2                  Sellers shall have delivered to Purchaser all agreements, instruments, certificates and documents required to be so delivered under this Agreement, including those listed in Section 6.2;

7.1.3                  There shall not be in effect any Order barring the consummation of the transactions contemplated by this Agreement;

7.1.4                  The FTC and the CAG shall have approved the transaction contemplated by this Agreement and the Purchaser as required by the FTC Order and the California Consent Decree in accordance with Section 19.1;

7.1.5                  Purchaser shall have received the Title Commitments described in Section 11.2 of this Agreement;

7.1.6                  Any Title Objections shall have been resolved in accordance with the provisions of Section 11.3 of this Agreement;

7.1.7                  Sellers’ representations and warranties set forth in Article VIII shall be true and correct in all material respects on and as if made on the Closing Date;

7.1.8                  The transactions contemplated by the following two agreements have been consummated:  (i) the Agreement and Plan of Merger dated as of October 31, 2004, by and among Valero L.P., Riverwalk Logistics, L.P., Valero GP, LLC, VLI Sub A LLC, and Kaneb Services LLC; and (ii) the Agreement and Plan of Merger dated as of October 31, 2004, by and among Valero L.P., Riverwalk Logistics, L.P., Valero GP, LLC, VLI Sub B LLC, Kaneb Pipe Line Partners L.P., and Kaneb Pipe Line Company LLC; and

7.1.9                  The Colorado Public Utilities Commission (the “CPUC”) and the Wyoming Public Service Commission (the “WPSC”) shall have approved the transaction contemplated by this Agreement.

7.2                               Conditions to Sellers’ Obligations.  The obligations of Sellers at the Closing are subject to the following conditions:

7.2.1                        Purchaser shall have performed (a) in all material respects those covenants required by this Agreement to be performed by it at or prior to the Closing that are not qualified by materiality, and (b) in all respects those covenants required by this Agreement to be performed by it at or prior to the Closing that are qualified by materiality;

7.2.2                        Purchaser shall have delivered to Sellers the Purchase Price and all agreements, instruments, certificates and documents required to be so delivered under this Agreement or such other agreements or instruments, including those listed in Section 6.3;

7.2.3                        There shall not be in effect any Order barring the consummation of the transactions contemplated by this Agreement;

7.2.4                        The FTC and the CAG shall have approved the transaction contemplated by this Agreement and the Purchaser as required by the FTC Order and the California Consent Decree in accordance with Section 19.1;

7.2.5                        Purchaser’s representations and warranties set forth in Article VIII shall be true and correct in all material respects on and as if made on the Closing Date;

7.2.6                        The transactions contemplated by the following two agreements have been consummated:  (i) the Agreement and Plan of Merger dated as of October 31, 2004, by and among Valero L.P., Riverwalk Logistics, L.P., Valero GP, LLC, VLI Sub A LLC, and Kaneb Services LLC; and (ii)  the Agreement and Plan of Merger dated as of October 31, 2004, by and among Valero L.P., Riverwalk Logistics, L.P., Valero GP, LLC, VLI Sub B LLC, Kaneb Pipe Line Partners L.P., and Kaneb Pipe Line Company LLC; and

7.2.7                        The CPUC and the WPSC shall have approved the transaction contemplated by this Agreement.

ARTICLE VIII

SELLERS’ REPRESENTATIONS AND WARRANTIES

Sellers hereby warrant and represent to Purchaser that, except as set forth on the schedules attached hereto:

8.1                               Organization.  STOP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing and duly qualified to do business in each state in which the character of the Assets or the nature of its business relating to the Assets requires it to be so qualified, except for states as to which the failure to be so qualified or in good standing would not have a material adverse affect on the Assets.  KPOP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing and is duly qualified to do business in each state in which the character of the Assets or the nature of its business relating to the Assets requires it to be so qualified, except for states as to which the failure to be so qualified or in good standing would not have a material adverse affect on the Assets.  Shore is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing and is duly qualified to do business in each state in which the character of the Assets or the nature of its business relating to the Assets requires it to be so qualified, except for states as to which the failure to be so qualified or in good standing would not have a material adverse affect on the Assets.

8.2                               Authority; Enforceability.  Sellers have the partnership or limited liability company (as applicable) power and authority to execute and deliver this Agreement and each agreement and instrument delivered or to be delivered by Sellers pursuant hereto, and to carry out its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Sellers, and the consummation of the transactions provided for hereby and thereby, have been duly authorized and approved by all requisite partnership or limited liability company (as applicable) action of Sellers and no other act or proceeding on the part of Sellers or their Affiliates is necessary to authorize the execution, delivery or performance of this Agreement or of such other agreements and instruments, or the transactions contemplated hereby or thereby; and each of this Agreement and such agreements and instruments is, or upon its execution and delivery will be,  legal, valid, binding and enforceable against Sellers in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and other laws of general application relating to creditors’ rights and equitable remedies.

8.3                               No Breach.  The execution and delivery of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Sellers, and the consummation of the transactions provided for hereby and thereby and the compliance by Sellers with any of the provisions hereof or thereof does not and will not violate, or conflict with, or result in a breach of, any provisions of the constituent documents of Sellers.

8.4                               Actions and Proceedings.  There is no legal action pending, or, to Sellers’ Knowledge, threatened, against Sellers or any of their Affiliates involving the ownership or operation of any of the Assets that would be material to the Assets, and Sellers have not received written notice from any applicable Governmental Authority of any pending or threatened condemnation against all or any material part of the Real Property.

8.5                               Brokers.  All negotiations relating to this Agreement, the agreements and instruments delivered pursuant hereto, and the transactions contemplated hereby and thereby have been carried on without the intervention of any person acting on behalf of Sellers or their Affiliates in such manner as to give rise to any valid claim against Purchaser for any broker’s or finder’s fee or similar compensation in connection with the transactions contemplated hereby or thereby.

8.6                               Compliance with Laws; Permits.

8.6.1                        To Sellers’ Knowledge, Sellers are in material compliance with all applicable Laws in connection with the ownership and operation of the Assets and, to Sellers’ Knowledge, except as has already been disclosed to Purchaser or is known by Purchaser, no event has occurred or condition exists on the Assets that would constitute a violation of or require any remediation or clean up under any Environmental Law as the Assets are currently operated by Sellers; Sellers have provided Purchaser with copies of all material excess emissions reports and Title V compliance certifications for the past five (5) years for all terminals included in the Assets; and

8.6.2                        Attachment II lists all material Permits currently held by Sellers with respect to the Assets.

8.7                               Employee Matters.

8.7.1                        Other than the CBA, Sellers are not party to any collective bargaining agreement or similar agreement with respect to employees of Sellers employed at the Assets; and

8.7.2                        There is no labor strike, slowdown, work stoppage or lockout in effect or, to Sellers’ Knowledge, threatened against or otherwise affecting the employees of Sellers involved in the operations at the Assets.

8.8                               Material Contracts; Notice of Defaults.  All contracts (but specifically excluding any RP Agreements) that are material to the ownership or operation of the Assets or that would impose a material obligation or liability on Purchaser are set forth on Schedule 8.8.  To Sellers’ Knowledge, there is no existing material default under, or event or circumstance which with notice or lapse of time would give rise to a material default on the part of Sellers or any other party under, any of the material contracts (but specifically excluding any RP Agreements).  No Seller has received written notice of any continuing or uncured default on the part of such Seller with respect to any material contract (but specifically excluding any RP Agreements), which default or defaults would, singly or in the aggregate, materially adversely affect the ownership, operation or value of such Seller’s interest in any of the Assets.

ARTICLE IX

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser hereby warrants and represents to Sellers that:

9.1                               Organization.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

9.2                               Authority; Enforceability.  Purchaser has the partnership power and authority to execute and deliver this Agreement and each agreement and instrument delivered or to be delivered by Purchaser pursuant hereto, and to carry out its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Purchaser, and the consummation of the transactions provided for hereby and thereby, have been duly authorized and approved by all requisite partnership action of Purchaser, and no other act or proceeding on the part of Purchaser or its Affiliates is necessary to authorize the execution, delivery or performance of this Agreement or of such other agreements and instruments, or of the transactions contemplated hereby or thereby; and each of this Agreement and such agreements and instruments is, or upon its execution and delivery will be, legal, valid, binding and enforceable against Purchaser in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and other laws of general application relating to creditor’s rights and equitable remedies.

9.3                               No Breach.  The execution and delivery of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Purchaser, and the consummation of the transactions provided for hereby and thereby and the compliance by Purchaser with any of the provisions hereof or thereof does not and will not violate, or conflict with, or result in a breach of, any provisions of the constituent documents of Purchaser.

9.4                               Brokers.  All negotiations relating to this Agreement, the agreements and instruments delivered pursuant hereto, and the transactions contemplated hereby and thereby have been carried on without the intervention of any person acting on behalf of Purchaser or its Affiliates in such manner as to give rise to any valid claim against Sellers for any broker’s or finder’s fee or similar compensation in connection with the transactions contemplated hereby or thereby.

9.5                               Financing.  Purchaser has obtained a financing commitment for, and will have available to it at the Closing immediately available funds necessary to consummate, the transactions contemplated by this Agreement.

ARTICLE X

CHANGES IN REPRESENTATIONS AND WARRANTIES

If either Sellers or Purchaser discovers on or before the Closing that any representation or warranty made by it was or becomes not true and correct in any material respect, it shall so notify the other party in writing.  The representations and warranties made in this Agreement shall be deemed to be modified by any matter contained in such notice.  In the case of any such change in the representations or warranties by Sellers, if the cumulative changes so made would adversely affect the fair market value of the Assets by 0.5% or more of the Purchase Price, Purchaser may object thereto by written notice to Sellers within ten days after receipt of the notice.  If such objection notice is not given within the ten day period, or the cumulative changes do not have such adverse effect, then such change shall not give rise to any right or remedy.  If such objection notice is timely given and the effect of the cumulative changes on the fair market value of the Assets exceeds such amount, and Sellers determine that they cannot cure such adverse effect prior to the Closing by using commercially reasonable efforts, then the parties shall negotiate in good faith a reduction of the Purchase Price to fairly reflect the impact of the change on the fair market value of the Assets.  In the event that the parties are unable to agree on a reduction of the Purchase Price prior to the Closing, then the parties agree to submit the matter to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association for resolution after the Closing.

ARTICLE XI

TITLE MATTERS

11.1                        Definition of Permitted Encumbrances.  As used herein, the term “Permitted Encumbrances” means any or all of the following:

11.1.1                  All liens and encumbrances that will be released at Closing.

11.1.2                  Liens for current Taxes or assessments not yet due or delinquent on the Closing Date or, if delinquent, that are being contested in good faith in the ordinary course of business;

11.1.3                  Materialmen’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent;

11.1.4. All rights to consent by, required notices to, filings with, or other actions by governmental agencies in connection with the sale or conveyance of the Real Property if the same are customarily obtained subsequent to such sale or conveyance;

11.1.5                  Easements, rights of way, servitudes, covenants, conditions, restrictions, reservations and other rights on, over or with respect to any of the Real Property which do not materially interfere with the current use or operations on the properties; and

11.1.6                  Any encumbrances which do not, individually or in the aggregate, materially interfere with the current use or ownership of the Real Property subject thereto or affected thereby.

11.2                        Title Commitments.  Sellers have caused or shall cause Fidelity National Title Insurance Company (“Title Company”), whose address is Fidelity National Title Insurance Company – National Title Services, 1900 West Loop South, Suite 650, Houston, Texas, 77027, Attn: Rhonda Obaugh, to issue standard commitments for title insurance (“Title Commitments”) for the fee-owned portions of those tracts of Real Property listed on Attachment V.  The Title Commitments shall commit the Title Company to issue to Purchaser an owner title insurance policy on the basic form of policy then commonly in use by the Title Company in the applicable state.  Seller shall pay the basic premium for such policies in the amounts listed on Attachment V.  If Purchaser requires: (a) any “comprehensive,” “extended coverage” or similar endorsement (if available), (b) the deletion of any exception from the policies, or (c) the issuance of any other endorsements to the policies, any additional premium charged therefor shall be borne by Purchaser. Sellers shall be under no obligation to make any additional payments, assume any additional liabilities or take any additional actions beyond those required in this Agreement in order to facilitate the issuance of any endorsements or the making of any modifications to the policies.  The issuance of any such endorsements or deletions shall not be a condition to Closing.

11.3                        Title Objections.

11.3.1                  Within fifteen (15) days after receiving the Title Commitments, but in no event earlier than ten (10) days after the Effective Date of this Agreement, Purchaser shall notify Sellers in writing of any encumbrance or defect to the fee-owned portions of the Real Property listed on Attachment V (excluding Permitted Encumbrances) that, in Purchaser’s judgment, are unacceptable (the “Title Objections”). Purchaser may not object to any Permitted Encumbrances.  The notice of Purchaser’s Title Objections (the “Title Objections Notice”) shall include (i) a description of the alleged Title Objections, and (ii) the Real Property affected.

11.3.2                  Seller shall elect, in its sole discretion, to do one of the following with regard to such Title Objections:  (i) cause such encumbrance or defect to be removed,

(ii) indemnify the Title Company against liability from such Title Objection so that the Title Company insures around such encumbrance or defect, or (iii) indemnify the Purchaser against any Losses arising from such Title Objection.  Sellers shall notify Purchaser of their election at least five days prior to Closing.

11.3.3                  Purchaser’s sole and exclusive remedy with regard to objections regarding the state of title of the Real Property shall be the procedure set forth in this Article XI.  Purchaser’s sole and exclusive remedy for any Title Objections shall be the remedy set forth in Section 11.3.2 above.

ARTICLE XII

INDEMNIFICATION

12.1                        Indemnification Obligations.  Sellers and Purchaser (“Indemnitor(s)”) each shall release, defend, indemnify and hold harmless the other and its or their Affiliates, as well as the partners, officers, directors and employees of any of them (“Indemnitee(s)”), from and against each and every Loss, which results from, arises out of or is attributable in any way to any of the following:

12.1.1                  any liability or obligation expressly assumed or retained by the Indemnitor pursuant to this Agreement;

12.1.2                  any breach of a representation or warranty made by the Indemnitor in this Agreement or in documents delivered by the Indemnitor at the Closing; or

12.1.3                  any breach of the obligations, covenants or agreements made by the Indemnitor in this Agreement or in documents delivered by the Indemnitor at the Closing.

12.2                        Procedures.

12.2.1                  In the event that any officer or registered agent of Indemnitee receives actual notice of any written claim by a Third Party giving rise to a right of indemnification of such Indemnitee hereunder, the Indemnitee shall, within sixty (60) days after receipt of such notice, give written notice thereof to the Indemnitor setting forth the facts and circumstances giving rise to such claim for indemnification and shall tender the defense of such claim to the Indemnitor.  If the Indemnitee fails to give such notice and tender such defense within such 60-day period, the Indemnitee shall be solely responsible for any Loss with respect to such claim to the extent the Loss is attributable to such failure; but failure to give such notice and tender such defense within such 60-day period shall not result in a forfeiture or waiver of any rights to indemnification for any Loss with respect to such claim to the extent the Loss is not attributable to such failure.

12.2.2                  The Indemnitor shall be solely responsible for selecting the attorneys to defend any matter subject to indemnification and/or taking all actions necessary or appropriate to resolve, defend, and/or settle such matters, and shall be entitled to contest, on its own behalf and on the Indemnitee’s behalf, the existence or amount of any obligation, cost, expense, debt or liability giving rise to such claim.  The Indemnitor shall keep the Indemnitee fully and timely informed as to actions taken on such matters.  The Indemnitee shall cooperate fully with the Indemnitor and its counsel and shall provide them reasonable access to the Indemnitee’s employees, consultants, agents, attorneys, accountants, and files to the extent necessary or appropriate to defend or resolve the matter, the Indemnitor reimbursing the Indemnitee with respect to the cost of any such access.  The Indemnitee shall have the right, but not the duty, to participate with attorneys of its own choosing, at its own expense, in the defense of any Loss for which the Indemnitor is obligated to defend and indemnify it, and to approve any settlement that affects it, without relieving the Indemnitor of any obligations hereunder.

12.3                        Certain Limitations.  Notwithstanding anything to the contrary in this Article XII or elsewhere in this Agreement, the Indemnitor shall not have any obligation with respect to Losses subject to indemnification by the Indemnitor hereunder as a result of a breach(es) of the representations or warranties set forth in any of Sections 8.4, 8.6, 8.7 or 8.8 (i) unless the cumulative, aggregate amount of all such Losses exceeds or is reasonably expected to exceed $500,000, in which case only the excess shall be subject to indemnification under this Article XII, (ii) unless written notice of such Loss, in reasonable detail, is delivered to the Indemnitor within 12 months of Closing, and (iii) to the extent the cumulative, aggregate amount of all such Losses that such Indemnitor has paid or would be obligated to pay exceeds $10,000,000.  For purposes of the $10,000,000 limitation set forth in clause (iii) of the preceding sentence, Sellers shall be deemed to be one “Indemnitor” such that the maximum aggregate amount of Losses with respect to which Sellers collectively shall be obligated to indemnify all Indemnitees shall be limited to such $10,000,000.  To the extent Losses are incurred as a result of claims of a Third Party and such Third Party is determined to be entitled to consequential, special, punitive or indirect damages, the Indemnitee shall be entitled to indemnification from such damages notwithstanding the exclusion of such damages generally from the definition of “Losses.”  For purposes of determining if a breach of a representation or warranty qualified by materiality in this Agreement has occurred, the materiality qualifier shall apply; provided that for purposes of calculating the Loss incurred or suffered by the Indemnitee, the materiality qualifier shall not apply.

12.4                        Exclusive Remedy.  Except as otherwise provided in Article XIX, the indemnification provided for in this Article XII be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party to this Agreement with respect to any provision of this Agreement, the transactions contemplated by this Agreement and/or any document or instrument delivered in connection with or pursuant to this Agreement, provided that nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of this Agreement or any such other document or instrument.  Purchaser hereby waives, to the fullest extent permitted under applicable law, any and all other rights, claims and causes of action, known or unknown, it or any indemnified person may have against Sellers relating to this Agreement or the transactions pursuant to this Agreement.  Any indemnity payment under this Article XII shall be treated as an adjustment to the Purchase Price for tax purposes unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for U.S. Federal income tax purposes.

ARTICLE XIII

RECORDS & ACCESS

13.1                        Access to Records.  The records relating to the Assets will be made available to Purchaser and its representatives at the places where they are normally kept during regular business hours for inspection and review through the Closing Date.  Prior to Closing, Sellers shall have the right to copy any records relating to the Assets.

13.2                        Preservation of Records.  Purchaser and Sellers shall not destroy or otherwise dispose of any records acquired, removed, or retained hereunder for a period of seven years following the Closing Date or such longer period as required by applicable regulations, laws, statutes, or court orders, except upon 30 day’s prior written notice to the other party (upon receipt of such notice, the other party (the “receiving party”) may elect that such records be transferred to the receiving party at the sole cost and expense of the receiving party).  During such seven year period, Sellers and Purchaser shall make such records available to the other party or its authorized representatives (at such other party’s sole expense) upon reasonable request for any business, legal or technical need in a manner which does not unreasonably interfere with the record holder’s business operations.

13.3                        Access to Assets After Closing. Purchaser shall afford duly authorized representatives of Sellers reasonable access to the Assets and the employees after the Closing Date with respect to any legal, technical or operational matter relating to (a) Sellers’ obligations under this Agreement, (b) the operation of the Assets before the Closing, and (c) Sellers’ removal of any Excluded Property from the Assets; provided in each case that Sellers give Purchaser reasonable prior notice, and provided further that such access does not unreasonably interfere with Purchaser’s normal operations.  It is understood and agreed that Sellers shall remove all Excluded Property from the Assets prior to the Closing, or, if necessary, as soon as practicable thereafter.

ARTICLE XIV

SELLERS’ INTERIM OPERATIONS; CASUALTY; CONDEMNATION

14.1                  Interim Operations.  From and after the Effective Date until the Closing Date, Sellers will comply with the provisions of the FTC’s Order to Hold Separate and Maintain Assets dated June 14, 2005 (the “FTC Hold Separate Order”) and the Order to Hold Separate and Maintain Assets filed with the U.S. District Court for the Northern District of California on June 15, 2005 (the “CAG Hold Separate Order,” and, together with the FTC Hold Separate Order, the “Hold Separate Orders”) and, except as otherwise expressly contemplated or permitted hereby, or to the extent required under the Hold Separate Orders, or otherwise with the prior written consent of Purchaser (which consent shall not be unreasonably delayed or withheld):

14.1.1                  Sellers shall conduct their business relating to the Assets in all material respects in the ordinary course of business and shall use commercially reasonable efforts to:

(i)            preserve intact the Assets and the operation thereof and keep available its key employees involved in the operation of the Assets;

(ii)           maintain in effect all material Permits, including all material Permits that are required for Sellers to carry on the operations of the Assets; and

(iii)          maintain (including performing scheduled maintenance) and repair all of the material Assets in a manner consistent with past practices.

14.2                        Interim Insurance Arrangements. Sellers shall use commercially reasonable efforts to maintain in effect the insurance policies listed on Part I of Schedule 14.2 (the “Interim Policies”) with regard to the Assets from the Effective Date through the Closing (the “Interim Period”) under the same terms and conditions as were in effect before the Effective Date. Subject to the balance of this paragraph, Sellers shall cause Purchaser to be listed as an additional insured on the Interim Policies during the Interim Period. In order to partially compensate Sellers for the premiums payable under the Interim Polices during the Interim Period: (i) if the Closing occurs on or before October 1, 2005, the Purchase Price shall be increased by $261,530; or (ii) if the Closing occurs after October 1, 2005, the Purchase Price shall be increased by $261,530, plus an amount equal to 50% of the premium paid by Sellers to maintain such Interim Policies in effect from October 1, 2005 until Closing, provided that if Sellers cannot extend such Interim Policies on a commercially reasonable basis past October 1, 2005, Sellers will instead cause Purchaser to be named as an additional insured with regard to the Assets on the Valero excess liability policies listed on Part II of Schedule 14.2 for such remaining portion of the Interim Period.

14.3                        Casualty or Condemnation.

14.3.1                  Sellers shall give Purchaser prompt notice of (i) any fire or other casualty materially affecting a material portion of the Assets (a “Casualty”) between the Effective Date and the Closing Date and (ii) any actual, pending or proposed condemnation of a material portion of the Assets, as to which Sellers have received written notice from the condemning authority (“Taking”).

14.3.2                  In the event the Assets suffer a Casualty subsequent to the Effective Date, but prior to the Closing Date, Purchaser’s obligation to close hereunder shall not be affected, and Sellers shall elect either (i) to repair or make adequate provision for the repair (with an appropriate reduction or reimbursement of the Purchase Price for any post-Closing interruption of the operation of the Assets resulting from the post-Closing portion of such repairs, if such repairs are not completed before Closing, provided that Purchaser does nothing to delay the expeditious completion of such repairs by the applicable party post-Closing) of such Assets prior to Closing, or (ii) to provide Purchaser with a credit against the Purchase Price in an amount agreed upon by Sellers and Purchaser to represent the reduction in the value of the Assets by reason of the Casualty, taking into account any repairs actually made by Sellers to such Assets prior to the Closing Date.

14.3.3                  In the event of a Taking, Purchaser’s obligation to close hereunder shall not be affected, but all sums of money (or other consideration) awarded as damages or otherwise received on account of such Taking shall be applied as a credit to Purchaser to the Purchase Price, and all claims for any such award shall be assigned to Purchaser.

14.4                        Access to Properties.  Upon advance notice to Sellers, Sellers hereby consent to Purchaser conducting, at Purchaser’s sole risk and expense, on-site visual inspections of the Assets.  In connection with any such on-site visual inspections, Purchaser agrees not to interfere with the normal operation of the Assets in any material respect and agrees to comply with all requirements and safety policies of the operator of which Purchaser has notice.  In connection with the granting of such access, Purchaser represents that it is adequately insured and, except to the extent caused by a Seller’s gross negligence or willful misconduct, waives, releases and agrees to indemnify, defend and save and hold harmless Sellers and Sellers’ respective representatives against all claims for injury to, or death of, persons or for damage to property or other claims arising in any way from the access afforded to Purchaser hereunder or the activities of Purchaser.  This waiver, release and indemnity by Purchaser shall survive termination of this Agreement.

ARTICLE XV

PUBLICITY

At all times prior to the Closing, no party will make any press release or other public statement concerning this Agreement or the transactions contemplated hereby, except upon mutual agreement, or as required by law.  No public statement or third-party disclosure will be made without advance notice to and prior approval of the other party, except as required by law.  No such approval will be unreasonably withheld or delayed.

ARTICLE XVI

EMPLOYEE MATTERS

16.1                        Sellers’ Employees.  Purchaser agrees to offer employment to each of Sellers’ employees employed with respect to the Assets, a list of such employees is set forth on Schedule 16.1.  Any such employee who accepts employment with Purchaser and who is not covered by a collective bargaining agreement is referred to herein as a “Transferred Employee.” Any such employee who accepts employment with Purchaser and who is covered by a collective bargaining agreement is referred to herein as a “Transferred Union Employee”.  Purchaser further agrees that it will take no employment action, including, without limitation, any plant closing, mass layoff, change of conditions of employment, or employment loss within the meaning of the WARN Act, for a period of at least ninety (90) days after Closing, which causes Losses to any Seller under the Worker Adjustment Retraining Notification Act, 29 U.S.C. Sec. 2101 et. seq.  Purchaser shall employ each Transferred Employee for a period of at least 12 months beginning on the Closing Date (unless earlier terminated for cause or unless Purchaser pays salary and severance as provided in Section 16.3).

16.2                        Benefits.

16.2.1                  Purchaser shall cause benefits to be provided to each Transferred Employee for a period of at least 12 months beginning on the Closing Date (unless earlier terminated for cause).  These benefits, as well as the compensation applicable to each Transferred Employee, shall be, in the aggregate, substantially comparable to those offered by Sellers to such employees prior to the Closing Date, which benefits are described on Schedule 16.2.  Purchaser shall ensure that all of its benefit plans, other than Purchaser’s 401(k) plan, in which the Transferred Employees participate after Closing recognize the years of service with Sellers and/or its Affiliates (together with any predecessors thereof that previously employed any such Transferred Employees and as to which Sellers recognize such years of service) prior to the Closing for eligibility, vesting and benefit determination purposes, but Purchaser shall have no obligation to recognize such years of service for benefit accrual purposes.  Purchaser shall ensure that its 401(k) plan shall recognize years of service with Sellers and/or its Affiliates (together with any predecessors thereof that previously employed any such Transferred Employees and as to which Sellers recognize such years of service) prior to the Closing for eligibility and vesting under such 401(k) plan but not for calculating the employer matching contribution under such 401(k) plan.

16.2.2                  With respect to each Transferred Employee who elects to participate in Purchaser’s welfare plans, Purchaser shall waive any pre-existing condition exclusions to coverage, any evidence of insurability provisions, any active at work requirement and any waiting period or service requirements that did not exist or had been waived or otherwise satisfied under Sellers’ welfare plans, provided the Transferred Employee enrolls within 30 days after the Closing.  For each Transferred Employee who enrolls in Purchaser’s health plan, Purchaser shall also apply towards any deductible requirements and out-of-pocket maximum limits under its health plans applicable to the year of Closing, any amounts paid by such Transferred Employee toward such requirements and limits under Sellers’ health plans.  Sellers will provide the necessary information to Purchaser within 30 days after the end of the calendar month following the calendar month in which the Closing occurs.

16.2.3                  Purchaser shall honor the Transferred Employees’ accrued vacation entitlement.

16.2.4                  Purchaser agrees to accept as a direct rollover employees’ account balances from Sellers’ savings plans for any Transferred Employee who so elects.  Purchaser shall hold Sellers harmless from any claims by employees for adverse Tax treatment to the extent relating to improper roll-overs performed by or on behalf of Purchaser in connection with this Agreement.

16.3                        Severance.  Purchaser shall provide Transferred Employees terminated by Purchaser or any of its Affiliates without cause within one-year after the Closing (a) severance at least equal to the amount payable under Sellers’ severance plan attached hereto as Attachment VI, based on the Transferred Employees’ rate of pay as of the Closing, together with (b) an amount equal to the salary or wages that such terminated Transferred Employee would have received (based on his or her salary or wages on the date of termination) through the 12-month anniversary of the Closing Date had he not been terminated.

16.4                        Transferred Union Employees.  Purchaser agrees to continue to recognize United Steelworkers Union Local 2-0286 (the “Union”) as the exclusive representative for the employees in the bargaining unit covered by the collective bargaining agreement referenced on Schedule 8.7 (the “CBA”).  Subject to any limitations imposed by applicable Law or applicable memoranda or letters of understanding, Purchaser shall maintain the CBA in full force and effect during its current term, except for changes permitted under the CBA, applicable memoranda or letters of understanding or mutually agreed to between Purchaser and the Union, and except that Purchaser shall not be required to continue any employee benefits currently provided to the Transferred Union Employees, but shall be entitled to establish such benefits as may be allowed by the CBA.  Purchaser shall employ each Transferred Union Employee for a period of at least 12 months beginning on the Closing Date (unless earlier terminated for cause or unless Purchaser pays salary and severance as provided in this Section 16.4).  Provided that it will not violate the terms of the CBA, Purchaser shall provide Transferred Union Employees terminated by Purchaser or any of its Affiliates without cause within one year after the Closing (a) severance payable under the CBA, plus an amount to make the aggregate severance at least equal to the amount payable under Sellers’ severance plan attached hereto as Attachment VI, based on the Transferred Employees’ rate of pay as of the Closing, together with (b) an amount equal to the salary or wages that such terminated Transferred Union Employee would have received (based on his or her salary or wages on the date of termination) through the 12-month anniversary of the Closing Date had he not been terminated.

ARTICLE XVII

TRANSFER OF PERMITS AND ASSIGNMENT OF CONTRACTS

17.1                        Permits and Contracts.  Each of Sellers and Purchaser agrees to use its commercially reasonable efforts to obtain the transfer of the Permits, Contracts and RP Agreements from Sellers to Purchaser prior to Closing.  If there are prohibitions against, or conditions to, the conveyance of any Permits, Contracts or RP Agreements, without the prior written consent of third parties either as a result of the provisions thereof or the requirements of applicable Law, and such written consents are not obtained on or prior to the Closing, then (i) any provision contained in this Agreement to the contrary withstanding, the transfer of title to, or interest in, such Permits, Contracts or RP Agreements pursuant to this Agreement shall not become effective unless and until such consent requirement is satisfied, waived or no longer applies, (ii) until such consent requirement is satisfied, waived or no longer applies, Seller shall (without infringing on the legal rights of any third party, breaching any such Permit, Contract or RP Agreement, or violating any Law) provide Purchaser with the equivalent benefits of the

Permit, Contract or RP Agreement, by subcontract, sublease or otherwise, on the condition that Purchaser shall cooperate and assist in such efforts and shall bear all economic burdens and other obligations and liabilities of Seller regarding this post-Closing period under the Permit, Contract or RP Agreement, notwithstanding the fact that the same has not been transferred to Purchaser, and (iii) Closing shall not be delayed pending satisfaction, waiver or expiration of such consent requirement.  When and if such consent requirement is so satisfied, waived or no longer applies, to the extent permitted by applicable Law, the assignment of such Permits, Contracts or RP Agreements shall become effective automatically as of the Closing Date, without further action on the part of Sellers or Purchaser and without payment of further consideration.  After Closing, Sellers shall reasonably cooperate with Purchaser, at Purchaser’s request and expense, to procure the transfer of any Permits, Contracts or RP Agreements not transferred to Purchaser at Closing.

17.2                        Acquisition Contracts with Prior Owners.  Sellers agree to use commercially reasonable efforts to obtain consent to assignment of Sellers’ rights under the acquisition contracts with prior owners listed on Schedule 8.8 at Closing.  If consent is obtained, Sellers will convey such rights to Purchaser at Closing.

ARTICLE XVIII

COVENANTS

18.1                        Cooperation.  Each of the parties shall assist and cooperate with one another to effect promptly, and shall give any notices to, make any filings with, and use its respective reasonable best efforts to obtain, all consents, approvals, and authorizations of, or any exemptions by, all Governmental Authorities in connection with the transactions contemplated by this Agreement.  Each of the parties shall as promptly as practicable use its best efforts to (i) prepare and furnish all necessary applications, information and documentation (including furnishing all information requested by any Governmental Authorities); (ii) take all other actions that may be necessary to demonstrate to the FTC and CAG that Purchaser is an acceptable purchaser of the Assets, and that Purchaser will effectively compete in the marketplace using the Assets; and (iii) obtain FTC and CAG approval of Purchaser as an acceptable purchaser of the Assets and assist in causing the FTC Order and the California Consent Decree to become final without adverse modification.  Without limiting the generality of the foregoing, Purchaser shall do whatever is necessary, proper or advisable to assist and cooperate with Sellers in obtaining necessary consents, approvals or orders of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement.

18.2                        Transition.  In addition to the specific obligations created by the Transition Services Agreement, to the extent consistent with applicable Laws, each of the parties shall reasonably cooperate with each other and shall cause its officers, employees, agents and representatives to reasonably cooperate with each other for a period of 60 days after Closing to ensure the orderly transition of the Assets and the Assumed Liabilities to Purchaser and to minimize the disruption to the respective businesses of the parties hereto (including the parties’ relationships with customers and suppliers) resulting from the transactions contemplated hereby.

18.3                        Access to Financial Information.

(a)                                  Purchaser shall use reasonable commercial efforts to obtain written confirmation from the staff of the United States Securities and Exchange Commission that neither Purchaser nor its Affiliates are required to disclose historical financial statement information regarding or relating to the Assets, for any period prior to the Closing Date, as required under Rule 3-05 of Regulation S-X promulgated under the Securities Exchange Act of 1934.

(b)                                 To the extent Purchaser is unable to obtain the written confirmation contemplated in Section 18.3(a), then upon the written request of Purchaser, at Purchaser’s sole cost and expense and only to the extent necessary to comply with the disclosure obligations of Purchaser or its Affiliates under Rule 3-05 of Regulation S-X, Sellers shall use reasonable commercial efforts to provide Purchaser and its representatives (including its legal counsel and independent auditors) reasonable access during normal business hours to such historical financial information as may then be in Sellers’ possession or control or to which Sellers’ have rights of access that is necessary to allow Purchaser to prepare the historical financial statements required by Rule 3-05 of Regulation S-X, and to enable the audit thereof.

(c)                                  The obligations of Sellers to disclose or provide reasonable access to any such historical financial information shall terminate three (3) years after the Effective Date.  Sellers shall have no liability whatsoever to Purchaser or any other person for information provided or disclosed hereunder, or the accuracy or sufficiency thereof or in connection with any claim arising out of such information.  Purchaser acknowledges that Sellers make no representation or warranty with respect to any such information and expressly disclaim any implied or constructive representation or warranty.  Purchaser shall reimburse Sellers for any actual costs incurred by Sellers in performing the obligations under this Section 18.3 and shall indemnify Sellers for any and all Losses incurred by Sellers with respect to such matter.

18.4                        Amendments.  Without limiting the other provisions of this Article XVIII, and subject to Article XIX, each of the parties agrees to make any and all amendments or modifications to this Agreement and the Transition Services Agreement as are required by the FTC or the CAG in order to obtain FTC and CAG approval of this Agreement and of Purchaser as an acceptable purchaser of the Assets, provided that any such amendments are not, individually or in the aggregate, materially adverse to Sellers taken as a whole (or any one of them), or Pacific Energy Partners, L.P. and its Affiliates, taken as a whole.

ARTICLE XIX

TERMINATION; DEFAULT; REMEDIES

19.1                        Termination for Adverse Conditions.  Notwithstanding anything contained herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to Closing by Sellers if (i) either the FTC or CAG conditions its approval of this Agreement or the transaction contemplated hereby in a manner that is materially adverse to STOP, KPOP or Shore; or (ii) the FTC or CAG staff advise the parties that Purchaser is not an acceptable purchaser of the Assets or that the Agreement is not acceptable, and despite the parties’ good faith efforts to modify such agreement, negotiations with the FTC or CAG staff have terminated without a mutually acceptable resolution.  Notwithstanding anything contained herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to Closing by Purchaser if the FTC or CAG conditions its approval of this Agreement or the transaction contemplated hereby in a manner that is materially adverse to Pacific Energy Partners, L.P. and its Affiliates, taken as a whole.

19.2                        FTC Mandated Termination or Rescission.  If the FTC, at the time it determines to make final the FTC Order, notifies Sellers (or any one of them) that Purchaser is not an acceptable acquirer of the Assets or that the manner in which the divestiture was accomplished is not acceptable, then Sellers shall have the right to effect the rescission of this Agreement upon written notice to Purchaser of such notice received from the FTC.  Within three business days after receipt of any such notice, Sellers shall return the Earnest Money L/C to Purchaser unless a Purchaser Default caused such notification.

19.3                        Purchaser Default.  In the event of material non-performance, default or breach of this Agreement by Purchaser that results in the failure to consummate this Agreement (a “Purchaser Default”), then Sellers may, at their sole option and as their sole remedy, take any of the following courses of action:

19.3.1                  terminate this Agreement and draw upon the Earnest Money L/C as liquidated damages, as follows:

IF PURCHASER DEFAULTS IN ITS OBLIGATIONS UNDER THIS AGREEMENT RESULTING IN A FAILURE TO CLOSE THE TRANSACTION ON OR BEFORE THE OUTSIDE CLOSING DATE, THEN PURCHASER AGREES THAT SELLERS WILL INCUR DAMAGES BY REASON OF SUCH DEFAULT WHICH ARE IMPRACTICAL AND EXTREMELY DIFFICULT TO ASCERTAIN OR QUANTIFY.  PURCHASER AND SELLERS, IN A REASONABLE EFFORT TO ASCERTAIN SELLERS’ DAMAGES, HAVE AGREED BY PLACING THEIR INITIALS BELOW THAT AN AMOUNT EQUAL TO THE FULL AMOUNT OF THE EARNEST MONEY L/C SHALL BE DEEMED TO CONSTITUTE A REASONABLE ESTIMATE OF SELLERS’ DAMAGES UNDER APPLICABLE LAW, INCLUDING CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1671.  ACCORDINGLY, IF PURCHASER SO DEFAULTS IN ITS OBLIGATIONS UNDER THIS AGREEMENT, SELLERS SHALL HAVE THE RIGHT TO DRAW DOWN THE FULL AMOUNT OF THE EARNEST MONEY L/C AS LIQUIDATED DAMAGES.

Initials for Seller	Initials for Purchaser;

or

19.3.2                  enforce specific performance of this Agreement and the transaction provided for herein according to the terms hereof by all means available at law or in equity.

19.4                        Election of Remedies.  In the event Sellers elect first to enforce this Agreement by specific performance and at any time during pursuit of enforcement elects not to pursue specific performance, then Sellers shall be entitled to pursue their remedies under this Article XIX as if it had elected to do so as above set forth, and such subsequent election to pursue its courses of action under this Article XIX shall be deemed to be an election of remedies at that time and not before.

19.5                        Sellers’ Default.  In the event of non-performance, default or breach of this Agreement by Sellers that results in the failure to consummate this Agreement, then Purchaser may, at its sole option, as its exclusive remedy, enforce specific performance of this Agreement and the transaction provided for herein according to the terms hereof by all means available at law or in equity.

ARTICLE XX

BULK SALES

Sellers and Purchaser hereby waive compliance with any applicable bulk sales or similar laws.

ARTICLE XXI

ASSIGNMENT

Provided that Purchaser remains liable for all of its obligations under this Agreement, Purchaser may assign at Closing to up to three (3) of its Affiliates title to all or a portion of the Assets with at least ten (10) days prior notice to Sellers.  Except as provided in the immediately preceding sentence, this Agreement may not be assigned by any party, in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This agreement is not intended to, and does not create, any rights in any third parties.

ARTICLE XXII

PAYMENTS

22.1                        Terms of Payment.  Unless otherwise specified herein, any payment to be made hereunder shall be made in U.S. dollars by wire transfer of immediately available funds, without discount or deduction, or by such other means as the parties may agree.

22.2                        Interest.  Any amount not paid by any party when due hereunder shall bear interest from the date upon which payment was due through the date of payment at a rate equal to one percent (1%) above the prime rate of interest as announced by Chase Manhattan Bank N.A. in New York City from time to time.

ARTICLE XXIII

NOTICES

23.1                        Notices.  All notices or other communications required hereunder shall be in writing, shall be addressed as specified below and shall be deemed to have been given:  (a) at the time of delivery when delivered personally; (b) upon receipt when sent by Federal Express, or similar recognized overnight service; or (c) upon completion of successful transmission (with electronic confirmation of receipt) when sent by facsimile (unless transmission is completed outside recipient’s normal working hours, in which case such notice shall be deemed given at the start of recipient’s next business day), immediately followed by U.S. posting, postage prepaid.

Sellers:

Valero L.P.

c/o Richard Lashway

Director - Corporate Development, Economic Analysis

Valero Energy Corporation

One Valero Way

San Antonio, Texas  78249-1616

Phone:  (210) 345-2901

Fax:      (210) 345-2270

Purchaser:

5900 Cherry Avenue

Long Beach, California 90805-4408

Attn:  General Counsel

Phone:  (562) 728-2800

Fax:  (562) 728-2823

Any Party may change its address or facsimile number by providing written notice to the others in accordance with the foregoing.

ARTICLE XXIV

GENERAL; ADDITIONAL COVENANTS

24.1                        Entire Agreement.  This Agreement, including all of the Attachments, Exhibits and Schedules hereto, constitutes the entire understanding between the parties with respect to the subject matter contained herein and supersedes any prior understandings, negotiations or agreements, whether written or oral, between them respecting such subject matter (other than the Confidentiality Agreement dated May 10, 2005, between Valero L.P. and Purchaser, which shall continue in full force and effect).

24.2                        Construction.  Words of any gender used in this Agreement shall be construed to include any other gender, and words in the singular number shall include the plural, and vice versa, unless the context requires otherwise. The use of the phrase “including,” or phrases of similar import, shall be deemed to include the phrase “without limitation”.

24.3                        Captions.  The captions used in connection with the Articles and Sections of this Agreement are for convenience only and shall not be deemed to enlarge, limit or otherwise modify the meaning or interpretation of the language of this Agreement.  Any references to “Articles”, “Sections”, “Attachments”, “Exhibits”, and “Schedules” are to Articles, Sections, Attachments, Exhibits, and Schedules of this Agreement. Each Attachment, Exhibit, and Schedule referred to herein is incorporated into this Agreement by such reference; provided that to the extent of any conflict or inconsistency between any of the Attachments, Exhibits or Schedules and this Agreement, this Agreement will prevail.

24.4                        Severability.  If any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect any other provision hereof.  This Agreement shall in such circumstances be deemed modified to the extent necessary to render enforceable the provisions hereof.

24.5                        No Waiver.  The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

24.6                        Parties in Interest; No Third Party Beneficiary.  This Agreement shall inure to the benefit of and be binding upon Purchaser and Sellers and their respective successors and assigns.  Except as otherwise provided herein, nothing in this Agreement will be construed as conferring upon any person or entity other than Purchaser and Sellers, and their respective successors in interest, any right, remedy or claim under or by reason of this Agreement.

24.7                        Governing Law; Choice of Forum.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely in the State of Texas.  Any claims arising from or related to this Agreement (whether in contract, tort or otherwise) shall be governed by the laws of the State of Texas.  The parties irrevocably submit to the exclusive jurisdiction of the United States District Court for the Western District of Texas for any such claims, except for those matters over which that Court does not have subject matter jurisdiction.  Where the United States District County for the Western District of Texas does not have subject matter jurisdiction, the parties irrevocably submit to the exclusive jurisdiction of a state district court sitting in Bexar County, Texas.

24.8                        Best Efforts; Time of Essence.  Except as otherwise specifically provided herein, Purchaser and Sellers shall each use its best efforts to satisfy the conditions to Closing and otherwise consummate the transactions contemplated by this Agreement as promptly as practical.  Time is of the essence with respect to the Closing of this Agreement.

24.9                        Counterparts.  This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed by both parties and delivered shall be deemed to be an original.

24.10                 Extensions of Time; Waiver.  It is agreed that any party to this Agreement may extend time for performance by any other party hereto or waive the performance of any obligation of any other party hereto or waive any inaccuracies in the representations and warranties of any other party, but any such waiver shall be in writing, and shall not constitute or be construed as a waiver of any other obligation, condition, representation or warranty under this Agreement.

24.11                 Further Assurances.  Purchaser and Sellers shall take such additional action, and shall cooperate with one another, as may be reasonably necessary to effectuate the terms of this Agreement and any agreement or instrument delivered pursuant hereto.

24.12                 No Presumption Against Drafter.  Purchaser and Sellers have each fully participated in the negotiation and drafting of this Agreement.  If an ambiguity, question of intent or question of interpretation arises, this Agreement must be construed as if drafted jointly, and there must not be any presumption, inference or conclusion drawn against any party by virtue of the fact that its representative has authored this Agreement or any of its terms.

24.13                 Amendments  This Agreement cannot be altered, amended, changed or modified in any respect or particular unless each such alteration, amendment, change or modification shall have been agreed to by each of the parties hereto and reduced to writing in its entirety and signed and delivered by each party.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the Effective Date.

SELLERS:

SUPPORT TERMINALS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	Support Terminal Services, Inc., its general partner

	By:	/s/ Curtis V. Anastasio
Curtis V. Anastasio,
President and Chief Executive Officer

KANEB PIPE LINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	Kaneb Pipe Line Company LLC, its general partner

	By:	/s/ Curtis V. Anastasio
Curtis V. Anastasio,
President and Chief Executive Officer

SHORE TERMINALS LLC, a Delaware limited liability company

By:	Kaneb Pipe Line Operating Partnership, L.P., its sole member

	By:	Kaneb Pipe Line Company LLC, its general partner

		By:	/s/ Curtis V. Anastasio
Curtis V. Anastasio,
President and Chief Executive Officer

PURCHASER:

PACIFIC ENERGY GROUP LLC, a Delaware limited liability company

By:	/s/ Irvin Toole, Jr.
Irvin Toole, Jr.,
President and Chief Executive Officer